Exhibit 16.1

June 6, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for EAS Educação S.A. and, under the dates of January 23, 2018 and May 30, 2018, we reported on the consolidated financial statements of EAS Educação S.A as of and for the two years ended December 31, 2016. On January 23, 2018, we were dismissed. On March 29, 2018, we were reappointed solely for the purpose of auditing the previously issued financial statements in accordance with the PCAOB standards, and on May 30, 2018, we were dismissed. We have read EAS Educação S.A.’s statements included under Item “Experts” of its Form F-1 dated June 6, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with EAS Educação S.A.’s statement that the change was approved by the Board of Directors and we are not in a position to agree or disagree with EAS Educação S.A.’s statement that Ernst &Young Auditores Independentes S.S. was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on EAS Educação S.A. consolidated financial statements.

Very truly yours,

/s/ KPMG Auditores Independentes